Exhibit 14
CAPITAL SOUTHWEST CORPORATION

CODE OF ETHICS PURSUANT TO RULE 17J-1

BACKGROUND

This Code of Ethics has been adopted by the Board of Directors of Capital Southwest Corporation (the "Company") in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the “Act”). Rule 17j-1 (the “Rule”) generally prohibits fraudulent or manipulative practices by access persons of investment companies, including business development companies, including with respect to purchases or sales of securities held or to be acquired by such companies.

The purpose of this Code of Ethics is to reflect the following: (1) the duty at all times to place the interests of shareholders of the Company first; (2) the requirement that all personal securities transactions be conducted consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and (3) the fundamental standard that Company personnel should not take inappropriate advantage of their position.

Rule 17j-1(b) provides that it is unlawful for any Affiliated Person (as defined in the Act) or principal underwriter for a registered investment company or any Affiliated Person of an investment adviser or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or the be acquired, as defined in this section, by such registered investment company:

a.To employ any device, scheme or artifice to defraud such registered investment company;

a.To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company any material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

a.To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or
b.To engage in any manipulative practice with respect to such registered investment company.

Section 59 of the Act makes these provisions applicable to business development companies.

Rule 17j-1 (c) requires the Company adopt a code of ethics containing provisions reasonably necessary to prevent its “Access Persons” (as defined below) from engaging in any of the conduct referred to above.

APPLICATION

This Code of Ethics applies to the “Access Persons” of the Company. Currently, this includes each employee, officer and director of the Company. Each Access Person must receive, read, acknowledge receipt of, make certain reports under, periodically certify compliance with and retain this Code of Ethics.

ADMINISTRATION

This Code of Ethics is administered by the Company’s Chief Compliance Officer and any questions should be directed to that individual.

DEFINITIONS

For purposes of this Code of Ethics, the following definitions shall apply:

(a) "Access Person" means any director, officer, general partner or Advisory Person of the Company. The term includes any entity or account in which an Access Person (together with immediate family members) has a 25% or greater beneficial interest or where multiple Access Persons have a 50% or greater beneficial interest.

(b) "Advisory Person" of the Company means (1) any employee of the Company or of any company in a control relationship to the Company who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions related to the making of any recommendations with respect to such purchases or sales; and (2) any other natural person in a control relationship to the Company who obtains information reasonably contemporaneously concerning any recommendation made to the Company with regard to the purchase or sale of Covered Securities.

(c) "Affiliated Person" means, in reference to the Company, (1) any person owning or holding with the power to vote 5% or more of the outstanding voting securities of the Company or of which the Company owns or holds with power to vote 5% or more of the outstanding voting securities, (2) any director, officer or employee of the Company or (3) any person controlling, controlled by or under common control with the Company.

(d) A Covered Security is "Being Considered for Purchase or Sale" when:

(1) A decision has been made to accomplish the purchase or sale of a security by the Company and such purchase or sale has not been completed;

(2) Any Access Person has proposed or recommended the purchase or sale of a security by the Company and such proposal or recommendation is still under consideration; or

(3) Any Access Person is seriously considering or has discussed with one or more Access Persons the proposed purchase or sale of a security by the Company and such proposed purchase or sale is still under consideration; provided, however, any security which is being reviewed as part of a general industry survey or other broad monitoring of the securities markets and which has not become a probable target for purchase or sale by the Company is not deemed as "Being Considered for Purchase or Sale."

(e) “Beneficial Ownership,” “Beneficially Own,” and derivations thereof, mean that you directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security.

Without limiting the foregoing, you are presumed to have Beneficial Ownership in all of the following, as applicable:

(1) securities held by members of your immediate family sharing the same household with you, although the presumption of Beneficial Ownership may be rebutted;

(2) your interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;

(3) your right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

(4) your proportionate interest as a general partner in the portfolio securities held by any general or limited partnership;

(5) certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

(6) any right you may have to dividends that is separated or separable from the underlying securities. Otherwise, the right to dividends alone shall not represent Beneficial Ownership in the securities.

You are not deemed to have Beneficial Ownership in the portfolio securities held by a corporation or similar entity in which you own securities if you are not a controlling shareholder of the entity and you do not have or share investment control over the entity’s portfolio.

(f) "Chief Compliance Officer" means the individual appointed to that position by the Board of Directors; provided that, for purposes of determinations under this Code of Ethics, in the absence of the Chief Compliance Officer, either the Chief Operating Officer or the Chief Financial Officer may be treated as the Chief Compliance Officer and that, for purposes of determinations regarding the Chief Compliance Officer, one of such other individuals shall be treated as the Chief Compliance Officer.

(g) "Control" means the power to exercise a controlling influence over the management or policies of a company; however, control does not include such power arising solely as the result of an official position with such company.

(h) “Covered Security” means a security as defined in Section 2(a)(36) of the Act. A Covered Security does not include direct obligations of the Government of the United States; banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end funds.

(i) "Independent Director" means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act. A director is not deemed an interested person of the Company solely by reason of his being a member of the Board of Directors or an owner of less than 5% of the voting securities of the Company.

(j) "Insider Trading" generally means trading in a security on the basis of Material Non-Public Information in violation of a duty to the marketplace, the issuer, the person’s employer or client or the like. Passing Material Non-Public Information to another person in violation of such a duty may also be treated as Insider Trading. The circumstances in which such a duty exists are not easily defined. An Access Person of the Company who has Material Non-Public Information about a security should assume that he or she has such a duty unless the Chief Compliance Officer makes a contrary determination.

(k) "Interested Persons" of the Company means any Affiliated Person of the Company, any such Affiliated Person’s immediate family member, any legal counsel or partner or employee thereof that has performed legal services for the Company during the preceding two fiscal years, any person or associated person or direct or indirect shareholders therein that has performed securities transactions for, or loaned money or property to, the Company during the preceding six months, or anyone the SEC determines to have a material professional relationship with the Company or its chief executive officer, or any interested person of any investment adviser or principal underwriter of the Company. However, the term does not include any person solely by reason of his being a director of the Company or his ownership or anyone the SEC deems to have a material professional relationship of less than 5% of the voting securities issued by the Company.

(l) "Material Non-Public Information" is information that is both material and non-public. For this purpose, information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. If the information has influenced a person’s investment decision, it would be very likely to be considered material. In addition, information that, when disclosed, is likely to have a direct effect on the stock’s price should be treated as material. Examples include information concerning impending mergers, sales of subsidiaries, significant revenue or earnings swings, dividend changes, impending securities offerings, awards of patents, technological developments, impending product announcements, impending financial news and other major corporate events. Information is non-public when it has not been disseminated in a manner making it available to investors generally. Information is public once it has been publicly disseminated, such as when it is reported in widely disseminated news services and /or publications, and investors have had a reasonable time to react to the information. Once the information has become public, it may be traded on freely.

(m) "Purchase or Sale of a Covered Security" includes, among other things, the purchase or sale of an option to purchase or sell a Covered Security or entering into a contract such as a swap the value or payout of which varies with the value of such Covered Security.

(n) "Security Held or To Be Acquired" by the Company means any Covered Security which, within the most recent 15 days (i) is or has been held by the Company, or (ii) is being or has been considered by the Company for purchase. A Covered Security includes any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.

COMPLIANCE WITH RULE 17J-1

Affiliated Persons of the Company and others subject to paragraph (a) of the attached Rule 17j-1 shall comply with the requirements of paragraph (a) of the Rule in connection with the purchase or sale, directly or indirectly, by such person of any Security Held or To Be Acquired by the Company. Every Access Person of the Company shall comply with the applicable reporting requirements of paragraph (d) of the Rule.

PRIOR APPROVAL REQUIREMENTS

Except as permitted by the Exempted Transaction provisions or with prior approval from the Chief Compliance Officer in the Star Compliance system, no Advisory Person shall purchase, directly or indirectly, any Covered Securities in which he or she by reason of such transaction acquires any direct or indirect Beneficial Ownership pursuant to an initial public offering or any private offering.

Note that the term Advisory Person generally does not include Independent Directors, who may accordingly generally acquire securities in initial public offerings and private offerings without prior written approval.

Advisory Persons shall report its securities holdings in the Star Compliance system. Pre-clearances will be effective for three business days, subject to termination at any time by the Chief Compliance Officer. The Chief Compliance Officer shall maintain a record of each pre-clearance approval or disapproval, and the reasons underlying the decision, for at least five years after the end of the fiscal year in which the approval is granted. In determining whether such prior approval shall be granted, the Chief Compliance Officer shall take into account whether the opportunity to purchase such Covered Securities is being offered to such Advisory Person because of his or her position with the Company, and whether the opportunity to purchase such Covered Security should be reserved for the Company.

RESTRICTIONS ON PERSONAL INVESTING ACTIVITY

a.No Access Person shall reveal to any other person (except in the normal course of his duties on behalf of the Company) any information regarding Covered Securities being considered for purchase or sale by the Company.

a.No Access Person shall engage in Insider Trading whether for his own benefit or the benefit of the Company or others.

a.No Access Person shall make or participate in the formation of recommendations concerning the purchase or sale by the Company of any Covered Security if such Access Person has Beneficial Ownership of any Covered Securities of the same issuer or has any other business relationship with such issuer, without disclosing to the Chief Compliance Officer any interest such Access Person has in such Covered Securities or issuer.

a.No Access Person of the Company shall participate in any Covered Securities transaction on a joint basis with the Company without the prior written approval of the Chief Compliance Officer.

a.No Access Person may sell short any security issued by the Company or by a portfolio company or take a short equivalent position in any related security.

PROHIBITED TRANSACTIONS BY ACCESS PERSONS

(a) No Access Person shall purchase, directly or indirectly, any security in which, by reason of such transaction, he would acquire any direct or indirect beneficial ownership, if to his knowledge, any security of the same issuer:

(1) Is Being Considered for Purchase (as defined in 1(c) above) by the Company;

(2) Is being purchased by the Company;

(3) Is being sold by the Company;

(4) Has been sold by the Company within the most recent 15 days; or

(5) Is owned by the Company and any security of such issuer which would be purchased by such Access Person would be restricted as to resale under applicable securities laws.

(b) No Access Person shall sell, directly or indirectly, any security in which he has any direct or indirect beneficial ownership, if to his knowledge any security of the same issuer:

(1) Is Being Considered for Sale (as defined in 1(c) above) by the Company;

(2) Is being sold by the Company;

(3) Is being purchased by the Company;

(4) Has been purchased by the Company within the most recent 15 days; or

(5) Is being registered or is to be registered by the issuer for sale under applicable securities laws pursuant to a request made to the issuer by or on behalf of the Company.

EXEMPTED TRANSACTIONS

The prohibited transaction provisions of the Code of Ethics shall not apply to:

a.Purchases or sales effected in any account in which the Access Person does not have direct or indirect Beneficial Ownership of the holdings of such account (such as open-end mutual funds).

a.Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

a.Purchases or sales which are non-volitional on the part of the Access Person (such as a merger).

a.Purchases which are part of an automatic dividend reinvestment plan.

a.Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

a.Sale of shares pursuant to a 10b5-1 trading plan approved by the Chief Compliance Officer.

REPORTING

(a) Pursuant to paragraph (d)(1) of the Rule, every Access Person shall report to the Chief Compliance Officer of the Company the following:

(1) Initial Holding Reports No later than 10 days of being designated an Access Person shall make a written report to the Chief Compliance Officer containing: (i) each Covered Security in which he or she has any direct or indirect Beneficial Ownership, (ii) the name of the broker, dealer or bank with whom he or she maintains an account in which any Covered Securities were held for his or her direct or indirect benefit, and (iii) the date that the report is submitted.

(2) Quarterly Transactions Reports No later than 30 days after the end of each calendar quarter each Access Person shall make a written report to the Chief Compliance Officer of all transactions in any Covered Security occurring in the quarter by which he or she has any direct or indirect Beneficial Ownership. Such report must contain the following information with respect to each reportable transaction: (i) date and nature of the transaction (purchase, sale or any other type of acquisition or disposition), (ii) title, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Securities and the price at which the transaction was effected, (iii) name of broker, dealer, bank or other similar intermediary through which the transaction was effected, and (iv) the date that the report is submitted. If an Access Person has opened a brokerage account during the quarter, such report shall also identify the name of the broker, dealer or bank and the date the account was established.

The broker through which the transaction was effected shall be directed by the Access Person to supply the Chief Compliance Officer, on a timely basis, duplicate confirmations and monthly brokerage statements for all Covered Securities accounts. The Access Person need not make a quarterly transaction report if the report would duplicate information contained in the broker trade confirmations or account statements received by the Company with respect to the Access Person in the time period required by this Policy, if all of the information required by the Policy is contained in the broker trade confirmations or account statements.

(3) Annual Holding Reports No later than 45 days after the calendar year-end each Access Person shall make a written report to the Chief Compliance Officer containing: (i) the title, number of shares and principal amount of each Covered Security in which he or she has any direct or indirect Beneficial Ownership, (ii) the name of any broker, dealer or bank with whom he or she maintains an account in which any Covered Securities are held for his or her direct or indirect benefit, and (iii) the date that the report is submitted.

(4) Annual Certifications Each Access Person must annually certify that such person has read this Code of Ethics, understands its requirements regarding such person and his immediate family and has complied with such requirements throughout the period during which such person was an Access Person during the previous year. Such certification shall be submitted to the Chief Compliance Officer within 20 days after the receipt of the certification request from the Company.

(5) Company Reports No less frequently than annually, the Company must furnish to the Board of Directors and the Board of Directors must consider, a written report that: (i) describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and (ii) certifies that the Company has adopted procedures reasonable necessary to prevent Access Persons from violating the Code.

(6) Disclaimer of Beneficial Ownership Any report required under this Code of Ethics may contain a statement that the report shall not be construed as an admission by the person submitting such duplicate confirmation or account statement or making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Securities to which the report relates.

(7) Review of Reports The reports, certifications, duplicate confirmations and account statements required to be submitted under this Code of Ethics shall be delivered to the Chief Compliance Officer. The Chief Compliance Officer shall review such reports, duplicate confirmations and account statements to determine whether any transactions recorded therein appear to constitute a violation of the Code of Ethics. Before making any determination that a violation has been committed by any Access Person, such Access Person shall be given an opportunity to supply additional explanatory material.

(8) The Chief Compliance Officer shall maintain copies of the reports, confirmations and account statements as required by Rule 17j-1(f). The Chief Compliance Officer will be responsible for maintaining the following records at the Company’s principal place of business:

a.A copy of all codes of ethics adopted by the Company, and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

a.A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

a.A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

a.A copy of each report made by the Chief Compliance Officer to the Board for two (2) years from the end of the fiscal year of the Company in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;
b.A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing such reports;

a.A copy of each annual report describing issues arising under the Code of Ethics and certifying the implementation of adequate enforcement provisions for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

a.A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(9) Confidentiality All reports of security transactions, duplicate confirmations, account statements and any other information filed with the Company pursuant to the this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and representatives of the SEC.

(b) Notwithstanding the foregoing, pursuant to paragraph (d)(2) of the Rule, a director who is not an Interested Person shall not be required to make such reports outlined in (a)(1), (2) and (3) above, unless with respect to a quarterly transaction report the director knew or should have known that the Company purchased or sold (or was considering purchasing or selling) a Covered Security in the 15 days before or after the director’s transaction.

(c) Any Access Person who proposes or recommends that the Company purchase or sell the securities of any issuer in which such Access Person also has any investment holding (including a short sale position) shall simultaneously disclose to the Company's president (or in the case of the Company's president, disclose to the Company's Board of Directors) a complete description of his holdings of any such Covered Securities including the amounts and type of Covered Securities owned by the Access Person and the acquisition dates and prices of such Covered Securities.

(d) The Company shall identify and notify all Access Persons who are under a duty to make reports to it pursuant to this Code.

SURVEILLANCE

(a) The Chief Compliance Officer of the Company shall review all reports made by Access Persons (other than the President) pursuant to this Code (dating and initialing each reviewed report). The President of the Company shall review all reports made by the Chief Compliance Officer pursuant to this Code (dating and initialing each reviewed report.)

(b) Prior to the consummation of any transaction in which the Company proposes to participate, the President or any Vice President of the Company shall make reasonable inquiry necessary to ensure that such transaction conforms to the requirements of Section 17 or Section 57 (whichever is applicable) of the Act with respect to the possible involvement in activities covered by the rules under Section 17(a) and Rule 17(d)-1 of persons described in subsections (b) and (e) of Section 57. A memorandum confirming the results of such inquiry shall be executed by the President or any Vice President and filed with the closing documents for each transaction.

ENFORCEMENT

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Company shall impose such sanctions as it deems appropriate, including, among other things, a reprimand, a letter of censure, the suspension or termination of employment of the violator, and the initiation of legal action to recover damages sustained by the Company.

All material violations of this Code of Ethics and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Company.

EXEMPTIVE PROCEDURE

The Chief Compliance Officer and the President of the Company (collectively, the “Waiver and Exemption Committee”) may jointly grant exemptions from the requirements in this Code of Ethics in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Waiver and Exemption Committee, unless the violator establishes to the satisfaction of the Waiver and Exemption Committee that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

AMENDMENT

This Code of Ethics may not be amended or modified except in a written form that is specifically approved by the Board of Directors, including a majority of the Independent Directors.

This Code of Ethics was adopted and approved by the Board of Directors, including a majority of the Independent Directors on January 26, 2022.